SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                       SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the
Securities Exchange Act of 1934


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Check the appropriate box:

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                       Harris & Harris Group Logo
                    Venture Capital for Tiny Technology


FELLOW SHAREHOLDERS:

	In the year ended December 31, 2005, our Company's net asset value (NAV) increased by 57.9 percent, from $74,744,799 to $117,987,742. Net asset value per share increased in the same period by 31.2 percent, from $4.33 to $5.68. These increases in net assets and net asset value per share were driven by the sale of 3,507,500 shares of our common stock at $11.25 per share in an underwritten follow-on offering in August for net proceeds of approximately $36,526,567; and by our sale of 1,137,570 shares of common stock of NeuroMetrix, Inc. (Nasdaq: NURO), for net proceeds of $34,591,136, versus our cost of $4,411,374. We had been the seed investor in NeuroMetrix, and NeuroMetrix was our last remaining, significant, non-tiny technology investment.

	We also declared a deemed dividend to shareholders of $23,206,763, or approximately $1.12 per share, which entailed our paying a federal income tax on behalf of shareholders in the amount of $8,122,367, or approximately $0.39 per share. The $8,122,367 tax reduced our NAV by this same amount, but our declaration of the deemed dividend and payment of this tax at the corporate level generated significant net tax benefits to our shareholders of record on December 31, 2005. (Please see pages 11 to 13 of this Annual Report on Form 10-K for more complete discussion of deemed dividends in general and our 2005 deemed dividend in particular.)

	Since August of 2001, all of our initial equity investments have been in companies enabled by tiny technology, primarily in companies working at the nanoscale. In 2005, as a result of both new and follow-on investments, our cumulative investment in tiny technology grew rapidly: We made four initial investments and 11 follow-on investments for a total of $16,251,339. Altogether, from August of 2001 through March 16, 2006, we have now invested $51,058,170 in tiny technology-enabled companies.
And our pace has been accelerating, partly because we are making larger investments as our capital base expands. From January 1, 2006, through March 16, 2006, we have made two new and two follow-on investments for a total of $9,412,764.

	Inevitably, new, early stage, venture-capital investments in companies developing novel technologies do not always work out.
In fact, over the years, we have lost money about 60 percent of the time on such investments.  (We have closed out a total of 44
private equity investments.   Twenty-five lost money, 19 made
money. Our total proceeds from these sales were $143,593,693, versus our total cost of $51,144,319.) Moreover, losing investments tend to manifest themselves before the winners do, which leads to the so-called J-curve phenomenon, about which we have written to shareholders previously. Although any loss is painful, we expect to continue to have to write down and write off investments as time goes on. Unfortunately, recognition of losses is part of the process of separating the often early ripening lemons from the often late ripening plums.

	Our balance sheet is quite liquid. At December 31, 2005, we had no indebtedness, and our holdings of cash and government securities totalled $97,464,153. Yet, as we pointed out in our most recent Letter to Shareholders for the third quarter of 2005, "Assuming that we continue to enjoy a robust deal flow, one of the biggest questions that we put to ourselves internally is, how will we finance our future investments? If we can earn high enough net returns on our existing investments, we could continue to finance our new investments in part by selling more shares of our own common stock from time to time and still produce an attractive rate of growth in our net asset value per share. But the optimal rate of growth in our net asset value per share would be produced if we could finance entirely through retained earnings continued rapid growth in our cumulative investment in tiny technology. To achieve entirely self-financed rapid growth, we would need to experience some timely combination of acquisitions and initial public offerings of companies in our portfolio."

	The sale in the fourth quarter of 2005 of our holdings in NeuroMetrix and the retention of the net after-tax proceeds of that sale in our Company was a good step in the direction of our goal of being able to self-finance our Company's growth. But our deal flow will soon outstrip our financial capacity to take full advantage of our opportunities, unless more of our portfolio companies are either acquired or taken public. Absent such near-term acquisitions or initial public offerings, we will soon have to choose between slowing our pace of investment or raising capital externally. And, as we wrote in our Letter to Shareholders for the third quarter of 2005, "We think that it is even more important to try to maintain our leadership position than it is to finance all of our growth internally, if we are forced to choose between the two alternatives."

      At this writing, although the year is of course still young, the current market for venture-backed initial public offerings (IPOs) is lackluster. We are not aware at this writing of any potential blockbuster nanotechnology IPOs, either from our portfolio or elsewhere, that are being scheduled for 2006. Meanwhile, in the real world of commercial development, the wheat is being winnowed from the chaff. Could 2007 be a different IPO story, as the nanotechnology-enabled companies that are emerging as commercially viable continue to progress and mature? As always, much will depend on the conditions in the capital markets.

	Most of us have a tendency, as busy people, to toss proxy statements in the trash can without bothering to read them closely or to vote them -- on the assumption that the brokers vote for us, therefore we are not impeding the progress of a company in which we own stock if we do not take the time and trouble to vote our proxies. THIS YEAR, THOUGH, IT IS
ESPECIALLY IMPORTANT TO HARRIS & HARRIS GROUP THAT YOU TAKE THE TIME TO VOTE YOUR PROXY. In particular, in Proposal 4 in the proxy statement, we are asking you to support the recommendation of the Board of Directors that we change our Company's incentive compensation plan from its current format, which provides for 20 percent of the Company's net after-tax profits to be paid in cash to our employees, to a stock-based incentive compensation plan, which would instead award options and restricted shares of the Company's stock. Please read the proxy statement, mailed with this Annual Report, carefully for details. This change will require approval by a majority of the votes cast in order to be implemented. SO PLEASE VOTE YOUR PROXY.

	The Board's reasons for asking you to change our Company's employee incentive plan from cash to stock include not only more closely aligning shareholder and employee interests, but also potentially putting our Company in a better position to continue to attract and retain highly qualified venture-capital personnel. Moreover, substituting a stock-based plan for a cash-based plan would conserve our Company's cash and increase our Company's rate of reinvestment of profits, thus giving us higher growth potential.

	In closing, we are striving to keep our Company in the forefront of venture capital participation in the commercialization of nanotechnology. As always, we appreciate your strong support in this endeavor!

/s/ Charles E. Harris		/s/ Douglas W. Jamison
---------------------           ----------------------
Charles E. Harris	        Douglas W. Jamison
Chairman and                    President and Chief
Chief Executive Officer	        Operating Officer
Managing Director	        Managing Director


/s/ Daniel V. Leff		/s/ Alexei A. Andreev
------------------              ---------------------
Daniel V. Leff	                Alexei A. Andreev
Executive Vice President	Executive Vice President
Managing Director	        Managing Director


March 27, 2006



This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission, for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, Harris & Harris Group, Inc.(R), undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.TinyTechVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.



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